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                              FOR IMMEDIATE RELEASE

                              Michael J. Monahan        (651) 293-2809 (Tel)
                                                        (651) 225-3123 (Fax)


                          ECOLAB AFFIRMS 2000 OUTLOOK,
                     EXPECTS DOUBLE-DIGIT EPS GROWTH IN 2001
        WOULD REPRESENT NINTH CONSECUTIVE YEAR OF DOUBLE-DIGIT EPS GROWTH

         ST. PAUL, Minn., January 15, 2001 - Ecolab Inc. announced today that its earnings are on track for 2000, and it expects to achieve yet another year of double-digit growth in earnings per share for the year 2001.

          Allan L. Schuman, Ecolab's Chairman and Chief Executive Officer commented, saying, "We have completed our plans for 2001, and believe we are well-positioned for continued growth and expansion of our business. We are confident regarding our prospects, and believe we will see the benefits of the many investments in our businesses, new products and services, and in our people, that we undertook last year. At the same time, we must temper this optimism due to the potential impact the slowing economy and troublesome currency trends may have on us. Net of these influences, we think our stable markets and growth strategies should enable us to once again achieve double-digit earnings growth and outperform our industry, and are projecting diluted earnings per share for 2001 to be in a $1.67-$1.71 range.

         "Underscoring this good growth trend, the fourth quarter ending December 31, 2000, appears to be on track and heading for a 13% gain to the $0.36 per share area, excluding the one-time

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gains and charges in that period that were previously announced. That would, as previously projected, put us at $1.50 for the year, a 15% gain over 1999.

         "We believe Ecolab's long-term opportunities remain robust, and the union of Ecolab with our European joint venture, Henkel-Ecolab, announced late last year, will bolster this bright future. We remain an aggressive, results-oriented company, one that is committed to high standards of performance and reliability - both to our customers and to our shareholders. We intend to maintain that commitment and build upon it."

         Ecolab achieved seven consecutive years of double-digit earnings per share growth through the year ended December 31, 1999. Final results for 2000 will be reported in mid-February.

         Ecolab previously announced it will take a fourth quarter one-time pre-tax charge relating to office closures, early retirements, terminations and other management actions focused on improving Ecolab's long term efficiency and competitiveness. The charge is expected to be approximately $6 million to $8 million. The cash portion of the charge will effectively be funded by a portion of the proceeds from the previously announced sale of the non-core Jackson business. In addition, Ecolab will record a $2.4 million charge, net of tax, to recognize the cumulative effect of the change in accounting principle relating to the implementation of Staff Accounting Bulletin Number 101, "Revenue Recognition in Financial Statements."

         As a result, Ecolab estimates the net effect of these items will increase earnings per share approximately $0.06 to $0.07 in the fourth quarter and full year 2000. This estimated increase would be incremental to the Company's expectations as announced in this press release.

         Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and

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repair products and services for the hospitality, healthcare, food and beverage and industrial markets. For the year ended December 31, 1999, Ecolab reported sales of $2.1 billion; including European joint venture sales of $0.9 billion, Ecolab's global sales coverage was $3 billion. Ecolab shares are traded on the New York Stock Exchange and the Pacific Exchange under the symbol ECL.

         Ecolab news releases and other investor information are available on the Internet at www.ecolab.com and by telephone at 1-800-FACT-ECL.

         This news release contains various "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning our 2000 and 2001 financial and business prospects. These statements, which represent Ecolab's expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements. These include: final accounting adjustments required in connection with the audit for 2000, including adjustments or subsequent events not anticipated in connection with 2000 projections; restraints on pricing flexibility due to competitive factors and customer consolidations; cost increases due to higher oil prices or the unavailability of adequate and reasonably-priced raw materials; the effect of future acquisitions or divestitures or other corporate transactions, as well as our ability to achieve plans for past acquisitions; the costs and effects of compliance with environmental and other laws and regulations; changes in tax, fiscal, governmental and other regulatory policies; market or regulatory factors which could affect our ability to reacquire shares; economic factors such as the worldwide economy, interest

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rates, currency movements, and the development of markets; the occurrence of (i)
litigation or claims, (ii) natural or man-made disasters and (iii) severe weather conditions affecting the food service and hospitality industry; and other uncertainties or risks reported from time-to-time in Ecolab's reports to the Securities and Exchange Commission, including those under the heading "Forward Looking Statements and Risk Factors" contained in the Company's Form 10-Q for the quarter ended September 30, 2000. Ecolab undertakes no duty to update these Forward-Looking Statements.

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